EXHIBIT 10.2

PROPHASE LABS, INC.

AMENDED AND RESTATED 2010 EQUITY COMPENSATION PLAN

OPTION AWARD AGREEMENT

THIS AGREEMENT (the “Agreement”), is made effective as of the [DAY] day of [MONTH], [YEAR], (hereinafter called the “Date of Grant”), between ProPhase Labs, Inc., a Delaware corporation (hereinafter called the “Company”), and [NAME] (hereinafter called the “Participant”):

RECITALS:

WHEREAS, the Company has adopted The Amended and Restated 2010 Equity Compensation Plan (the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its shareholders to grant the option provided for herein to the Participant pursuant to the Plan and the terms set forth herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1. Grant of the Option. The Company hereby grants to the Participant the right and option (the “Option”) to purchase, on the terms and conditions hereinafter set forth, all or any part of an aggregate of [# OF SHARES] Shares, subject to adjustment as set forth in the Plan. The purchase price of the Shares subject to the Option shall be $[PRICE] per Share (the “Option Price”). The Option is intended to be a non-qualified stock option, and is not intended to be treated as an option that complies with Section 422 of the Internal Revenue Code of 1986, as amended.

2. Vesting.

(a) All Options granted pursuant to the Plan shall vest and become exercisable in accordance with the following schedule:

First Anniversary of the Date of Grant	[%]
Second Anniversary of the Date of Grant	[%]
Third Anniversary of the Date of Grant	[%]
Fourth Anniversary of the Date of Grant	[%]

(b) All options shall immediately and fully vest and become exercisable if the Participant’s employment is terminated by the Company without Cause or the Participant voluntarily quits for good reason. For this purpose, the Participant will be deemed to have “good reason” to voluntarily terminate employment if there is a reduction in his or her base salary; a material reduction in his or her authority, duties, or responsibilities; or a material change in the geographic location at which he or she must perform services.

3. Exercise of Option.

(a) Period of Exercise. Subject to the provisions of the Plan and this Agreement, the Participant may exercise all or any part of the Vested Portion of the Option at any time prior to the earliest to occur of:

(i) the seventh anniversary of the Date of Grant;

ii) one year following the date of the Participant’s termination of Employment due to death or Disability;

(iii) three months following the date of the Participant’s termination of Employment by the Company without Cause or by the Participant for good reason (as defined above); and

(iv) the date of the Participant’s termination of Employment by the Company for Cause or by the Participant for any reason.

For purposes of this agreement, “Cause” shall mean “Cause” as defined in any employment agreement then in effect between the Participant and the Company or if not defined therein or, if there shall be no such agreement, (i) the willful failure or refusal by such Participant to perform his or her duties to the Company or its Affiliates (other than any such failure resulting from such Participant’s incapacity due to physical or mental illness), which has not ceased within ten days after a written demand for substantial performance is delivered to such Participant by the Company, which demand identifies the manner in which the Company believes that such Participant has not performed such duties; (ii) the willful engaging by such Participant in misconduct which is materially injurious to the Company or its Affiliates, monetarily or otherwise (including breach of any confidentiality or non-competition covenants to which such Participant is bound); (iii) the conviction of such Participant of, or the entering of a plea of nolo contendere by such Participant with respect to, a felony or to any crime which is materially injurious to the Company or its Affiliates; or (iv) substantial or repeated acts of dishonesty by such Participant in the performance of his/her duties to the Company or its Affiliates. The determination of the existence of Cause shall be made by the Committee in good faith.

(b) Method of Exercise.

(i) Subject to Section 3(a), the Vested Portion of the Option may be exercised by delivering to the Company at its principal office written notice of intent to so exercise; provided that, the Option may be exercised with respect to whole Shares only. Such notice shall specify the number of Shares for which the Option is being exercised and shall be accompanied by payment in full of the Option Price. The payment of the Option Price may be made at the election of the Participant (i) in cash or its equivalent (e.g., by check), (ii) to the extent permitted by the Committee, in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee; provided, that such Shares have been held by the Participant for no less than six months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment applying generally accepted accounting principles), (iii) partly in cash and, to the extent permitted by the Committee, partly in such Shares, (iv) if there is a public market for the Shares at such time, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such Sale equal to the aggregate option price for the Shares being purchased, or (v) through a “net settlement” as described in Section 6(c) of the Plan. No Participant shall have any rights to dividends or other rights of a stockholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares and, if applicable, has satisfied any other conditions imposed by the Committee pursuant to the Plan.

(ii) Notwithstanding any other provision of the Plan or this Agreement to the contrary, the Option may not be exercised prior to the completion of any registration or qualification of the Option or the Shares under applicable state and federal securities or other laws, or under any ruling or regulation of any governmental body or national securities exchange that the Committee shall in its sole discretion determine to be necessary or advisable.

(iii) In the event of the Participant’s death, the Vested Portion of the Option shall remain exercisable by the Participant’s executor or administrator, or the person or persons to whom the Participant’s rights under this Agreement shall pass by will or by the laws of descent and distribution as the case may be, to the extent set forth in Section 3(a). Any heir or legatee of the Participant shall take rights herein granted subject to the terms and conditions hereof.

4. Change of Control. Upon a Change of Control (as defined by the Plan), the terms of the Plan shall apply.

5. Option Recovery. If the Committee determines that the Participant (a) engaged in conduct that constituted Cause as defined in Section 3(a) of this Agreement at any prior to the Participant’s termination of services, (b) engaged in conduct during the 6 month period after the Participant’s termination of services that would have constituted Cause if the Participant had not ceased to provide services, or (c) violates the terms of any non-compete agreement, non-solicitation agreement, confidentiality agreement, or any other restriction on the Participant’s post-termination activities established under any agreement with the Company or other Company policy or arrangement during the 6 months after the Participant’s ceases to provide services to the Company, then (i) any Option held by the Participant shall immediately terminate, and the Participant shall automatically forfeit all Shares underlying any exercised portion of an Option for which the Company has not yet delivered the Share certificates, upon refund by the Company of the Exercise Price paid by the Participant for such Shares and (ii) the Participant shall return any Shares received upon exercise of this Option or repay to the Company any proceeds received from the sale of other disposition of the Shares transferred pursuant to this Option less the Exercise Price. Upon any exercise of an Option, the Company may withhold delivery of share certificates pending resolution of an inquiry that could lead to a finding resulting in a forfeiture under this Section.

6. No Right to Continued Employment. The granting of the Option evidenced hereby and this Agreement shall impose no obligation on the Company or any Affiliate to continue the Employment of the Participant and shall not lessen or affect the Company’s or its Affiliate’s right to terminate the Employment of such Participant.

7. Transferability. The Option may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. No such permitted transfer of the Option to heirs or legatees of the Participant shall be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof. During the Participant’s lifetime, the Option is exercisable only by the Participant.

8. Withholding. The Participant may be required to pay to the Company or any Affiliate and the Company shall have the right and is hereby authorized to withhold, any applicable withholding taxes in respect of the Option, its exercise or any payment or transfer under or with respect to the Option and to take such other action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes.

9. Securities Laws. Upon the acquisition of any Shares pursuant to the exercise of the Option, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.

10. Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to the Participant at the address appearing in the personnel records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

11. Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware without regard to conflicts of laws.

12. Option Subject to Plan. By entering into this Agreement the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The Option is subject to the Plan. The terms and provisions of the Plan, as they may be amended from time to time, are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

13. Section 409A. The Company intends that income realized by the Participant pursuant to the Plan and this Agreement will not be subject to taxation under Section 409A of the Code. The provisions of the Plan and this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code. In the event that it is reasonably determined by the Committee that, as a result of Section 409A of the Code, any payment or delivery of Shares in respect of the Option may not be made at the time contemplated by the terms of the Plan or the this Agreement, as the case may be, without causing Participant to be subject to taxation under Section 409A of the Code, the Company shall use reasonably commercial efforts to make such payment or delivery of Shares on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code. If Participant is a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code), any payment and/or delivery of Shares in respect of the Option that are linked to the date of the Participant’s separation from service shall not be made prior to the date which is six (6) months after the date of such Participant’s separation from service from the Company, determined in accordance with Section 409A of the Code and the regulations promulgated thereunder. The Company, in its reasonable discretion, may amend (including retroactively) the Plan and this Agreement in order to conform to the applicable requirements of Section 409A of the Code, including amendments to facilitate the Participant’s ability to avoid taxation under Section 409A of the Code. However, the preceding provisions shall not be construed as a guarantee by the Company of any particular tax result for income realized by the Participant pursuant to the Plan or this Agreement. In any event, the Company shall be responsible for the payment of any applicable taxes on income realized by the Participant pursuant to the Plan or this Agreement.

14. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signatures on next page.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be effective as of the day and year first above written.

PROPHASE LABS, INC.

Name:
Title:

Participant

Name:
Title: